Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of January 12, 2015 (the Effective Date”), by and between Corporate Resource Services, Inc., a Delaware corporation (the “Company”), and Joseph P. Ciavarella (the “Employee”). Certain definitions are set forth in Section 4 of this Agreement.

1.           Employment.

(a)           Positions and Duties. The Company agrees to employ the Employee and the Employee accepts such employment for the period beginning as of the date hereof and ending upon termination pursuant to Section 1(c) hereof (the “Employment Period”). The Employee shall serve as Chief Financial Officer of the Company, and shall have the normal duties and responsibilities of such an employee, including day to day responsibility for accounting and financial matters, subject to the normal power of the Board and of the President and Chief Executive Officer (“CEO”). The Employee will report directly or indirectly to the President, CEO or the Board of the Company. The Company may from time to time and in its sole discretion, redefine or reclassify the Employee’s title, responsibilities, duties or obligations under this Agreement, however, the Company shall not materially alter the terms of this Agreement without the written approval of the Employee pursuant to Section 7 hereof.

(b)           Compensation and Benefits.

(i)            Salary.   During the Employment Period, the Company will pay the Employee a base salary of $320,000 per annum, less applicable withholdings, which shall be payable in arrears in regular periodic installments according to Company’s normal payroll practices (the “Annual Base Salary”).

(ii)           Bonus.   The Employee will be eligible for a discretionary bonus based on the Employee’s performance if and when determined by the Company’s President, CEO and/or Board of Directors.

(iii)          Options.   Upon Board approval the Employee shall granted a 10-year option, exercisable for 150,000 shares with a strike price equal to the closing price on the business day prior to the date of grant exercisable, which shall vest on an annual basis ratably over three years beginning on the first anniversary of the effective date of his employment agreement, at the closing share price on the date prior to the effective date, subject to the terms of the Company’s Standard Option agreement.

(iv)          Car Allowance.   During the Employment Period, the Company shall pay to the Employee the amount of $500 monthly for the expenses incurred by the Employee for the cost of maintaining an automobile for business use, including lease costs, gas, maintenance and insurance.

(iv)          Other Benefits.   In addition, during the Employment Period, the Employee will be entitled to participate in such plans and programs as the Company may adopt from time to time in accordance with the terms of those plans and programs.

(v)           Paid Time Off/Vacation.   Employee will be entitled to 20 days of paid time off/vacation in accordance with the Company’s policies.

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(vi)          Expenses.   Company shall pay or reimburse Employee, in accordance with Company’s reimbursement policy, for any expenses reasonably incurred by Employee in furtherance of Employee’s duties hereunder, including, but not limited to, expenses for reasonable traveling, meals and hotel accommodations, upon submission by Employee of vouchers or itemized lists prepared in compliance with such rules and policies as Company may from time to time adopt and as may be required in order to permit such payments as proper deductions to Company under the Internal Revenue Code and the rules and regulations adopted now or hereafter in effect.

(c)           Termination.   The Employment Period will continue for a term of two years from the date hereof, subject to automatic one-year renewals, unless earlier terminated by the first to occur of (i) the Employee’s resignation or death, (ii) termination by the Company with Cause, (iii) termination by the Company without cause; or (iv) written notice by one party to the other of intent not to renew, received no later than 60 days prior to the expiration of the Agreement. If the Employee’s employment is terminated by the Company without cause, then during the twelve month period commencing on the date of termination (the “Severance Period”), the Company will pay the Employee severance at a rate equal to the Employee’s Annual Base Salary then in effect, payable in equal installments on the Company’s regular salary dates (the “Severance Payments”), and the Employee shall receive the same car allowance, and other benefits, if any, that the Employee was receiving at the time his employment terminated.

2.           Confidential Information.   The Employee acknowledges that the information and data obtained by him during the course of his performance under this Agreement concerning the business and affairs of the Company and its Affiliates are the property of the Company, including information concerning acquisition opportunities in or reasonably related to the Company’s business or industry of which the Employee becomes aware during the Employment Period. Therefore, the Employee agrees that he will not disclose to any unauthorized person outside the ordinary course of business or use for his own account any of such information or data without the Board’s written consent, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of the Employee’s acts or omissions to act. The Employee agrees to deliver to the Company at the termination of his employment, or at any other time the Company may request in writing, all of the information and data specified in the first sentence of this Section 7, including memoranda, notes, plans, records, reports and other documents (and copies thereof) containing confidential information of the Company and its Affiliates which he may then possess or have under his control, and which are then not otherwise generally known to and available for use by the public other than as a result of the Employee’s acts or omissions to act.

3.           Assignment of Rights.   The Employee will have no proprietary interest in the software, artwork, reports, or any other work product which the Employee develops during the course of the Employee’s employment, and the Employee agrees that such work product is work made for hire and that the Company shall have all proprietary rights in it, including all patent, copyright and trade secret rights inherent therein and appurtenant thereto. By this Agreement the Employee assigns and agrees to assign to the Company and the Company’s successors, assigns or nominees all of the Employee’s right, title and interest in the Employee’s work product and any developments, designs, inventions, improvements, trade secrets, trademarks, algorithms, computer routines, programs, copyrightable subject matter or proprietary information which you have made or conceived, or may make or conceive, either by the Employee or with others while providing services to the Company or with the use of the Company’s materials or facilities or relating to any of the Company’s actual or anticipated business, research, development, product, service or activity, or suggested by or resulting from any task assigned to the Employee or work performed by the Employee for or on the Company’s behalf. The Employee further agrees to execute and deliver all such further papers as may be necessary, including original applications and applications for

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renewal, extensions or reissues or patents, trademark registrations or copyright registrations, in any and all countries, to vest title for such items in the Company and its successors, assigns or nominees.

4.           Non-Competition; Non-Solicitation.   The Employee agrees that during the Employee’s employment and for twelve months following the termination of the Employee’s employment for any reason, the Employee will not, directly or indirectly, as an officer, director, employee, stockholder, partner, or consultant, become associated with any other company, firm, business or person engaged in a business competitive with the Company which operates in the same geographic areas as the Company. Employee further agrees that during the Employee’s employment and for twelve months following the termination of the Employee’s employment for any reason, the Employee will not, directly or indirectly, solicit or accept any business or employment from any customers of the Company with whom the Employee had direct contact within the twelve months before termination of the Employee’s employment. The Employee further agrees that during your employment and for twelve months following the termination of your employment for any reason, the Employee will not, directly or indirectly, solicit or hire for employment (as employees, contractors, consultants, etc.) with any company or firm, any of the Company’s employees, consultants, subcontractors or other agents.

4.           Definitions.

“Affiliate” of any particular person or entity means any other person or entity controlling, controlled by or under common control with such particular person or entity.

“Cause” means (i) the commission of a felony or a crime involving moral turpitude, (ii) conduct which brings the Company or any of its Subsidiaries into substantial public disgrace or disrepute, or (iii) substantial and repeated material failure to perform duties of the office held by the Employee as reasonably directed by the Board, and such failure is not cured within 30 days after the Employee receives notice thereof from the Board.

5.           Notices.   Any notice provided for in this Agreement must be in writing and must be either personally delivered, sent by first class mail (postage prepaid and return receipt requested), or sent by reputable overnight courier service (charges prepaid) to the recipient at the addresses set forth below, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail, and one day after deposit with a reputable overnight courier service.

If to the Company:

Corporate Resource Services, Inc.

160 Broadway

New York, NY 10038

Attention: John Messina

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

6.           Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the State of New York.

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7.           Amendment and Waiver.   This Agreement sets forth the entire understanding of the parties. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Employee.

8.           Arbitration.   Any dispute between the parties, other than a claim for injunctive relief, which shall be brought in the state or federal courts in New York County, shall be decided by arbitration held before a single arbitrator for the American Arbitration Association, under the then existing Commercial Arbitration Rules of that Association. Where permitted pursuant to such rules, such arbitration shall be governed by the Association's expedited arbitration procedures. The arbitration shall be held at the offices of the American Arbitration Association in New York, New York. The arbitrator shall have plenary authority to issue decisions and awards as provided by the law of the State of New York or the applicable federal law. The arbitrator shall issue a written decision on all claims presented and shall determine a prevailing party and a losing party with respect to the arbitration and shall award costs and attorneys’ fees to the prevailing party.

9.           Public Statements; Nondisparagement.   Employee shall not make any public statements or disclosures regarding the terms of Employee’s employment with the Company or its Affiliates, this Agreement or the termination of Employee’s employment (for any reason whatsoever) which are not pre-approved in writing by the Company. Further, Employee shall not make, at any time during or after Employee’s employment with the Company or its Affiliates, any public statement that would libel, slander, disparage, denigrate or criticize the Company or its Affiliates, their customers or any of their respective past or present officers, directors, employees or agents. Notwithstanding this Section, nothing contained herein shall limit or impair the ability of any party to provide truthful testimony in response to any validly issued subpoena.

10.         Section 409(a).   This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that, to the extent applicable, amounts earned and payable pursuant to this Agreement shall constitute short-term deferrals exempt from the application of Section 26 USC § 409A (“Section 409A”) and, if not exempt, that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Section 409A. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a "separation from service" under Section 409A. Notwithstanding the foregoing, CRS makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall CRS be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

10.         Execution.   This Agreement may be executed (including by facsimile or scanned electronic mail transmission) in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the date first written above.

Employee:	Corporate Resource Services, Inc.

/s/ Joseph P. Ciavarella	/s/ John P. Messina, Sr.
Joseph P. Ciavarella	By: John P. Messina, Sr.
Title: Chief Executive Officer

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